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                          January 24, 2023

       Todd Mitchell
       COO, CFO and Secretary
       RiceBran Technologies
       25420 Kuykendahl Rd., Suite B300
       Tomball, TX 77375

                                                        Re: RiceBran
Technologies
                                                            Registration
Statement on Form S-1
                                                            Filed January 13,
2023
                                                            File No. 333-269226

       Dear Todd Mitchell:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alex
King at 202-551-8631 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing